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                                                                    EXHIBIT 99.1


Contact:  Lisa A. Conte                                    FOR IMMEDIATE RELEASE
          Shaman Pharmaceuticals, Inc.
          (650) 952-7070, x465


              SHAMAN ANNOUNCES POSITIVE RESULTS AND CONTINUATION OF
            DEVELOPMENT OF PROVIR FOR TREATMENT OF AIDS DIARRHEA AND
                 STATUS OF PROVIR ACUTE WATERY DIARRHEA STUDIES

        South San Francisco, California -- October 30, 1997 -- Shaman Pharmaceuticals, Inc. (Nasdaq: SHMN) announced today the results of a Phase II double-blind, randomized, placebo-controlled pilot study that examined Provir's ability to treat diarrhea in patients with AIDS. The study was a five-day, in-hospital trial that required a 24-hour baseline observation period and four days of treatment with either Provir or a placebo.

        The trial was conducted at San Francisco General Hospital and at the Veterans Administration Hospital of Palo Alto which is closely affiliated with the Stanford University School of Medicine. The data from the study will be submitted for presentation at the Twelfth World AIDS Conference in June 1998.

        Dr. James Pennington, Shaman's senior vice president and chief medical officer, who recently joined the Company from Bayer Corporation, stated, "The data from this study show a statistically significant treatment effect over the four days of the study period and suggest that there may be additional benefit to be gained by a longer treatment period. We intend to work with the FDA in an expedited program to design and conduct trials that test Provir for longer treatment periods with larger patient populations." Specific data from this trial are attached.

        Dr. Pennington also commented, "Diarrhea remains a major problem in patients suffering from AIDS. We are convinced that Provir can have a substantial impact on decreasing this devastating syndrome for which no satisfactory treatment currently exists."

        Shaman also announced today conclusions derived from an interim analysis from one of its ongoing Phase II dose-optimization studies of Provir in acute watery diarrhea, which includes mild non-specific diarrhea, moderate to severe traveler's diarrhea, and moderate to severe non-specific diarrhea. This interim analysis involved 166 Mexican national patients in a double-blind, placebo-controlled, mild diarrhea study of non-specific causes in Mexico. Although the analysis provides additional evidence that Provir is safe, well-tolerated, and not systemically absorbed, it did not support further studies in this particular mild diarrhea indication. The Company instead will continue its efforts involving the use of Provir in moderate to severe diarrhea, such as traveler's diarrhea.

        Lisa Conte, Shaman's president and CEO stated, "The data from this interim analysis, together with our very positive results in diarrhea in patients with AIDS, provide supporting information for the ongoing and upcoming studies of Provir in traveler's diarrhea and other more serious diarrheas, including an in-hospital study that we have recently initiated in Venezuela."


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        Shaman Pharmaceuticals discovers and develops novel pharmaceutical products for major human diseases by isolating active compounds from tropical plants. The Company has three compounds in clinical development: Provir, an oral product for the treatment of watery diarrhea; Virend, a topical antiviral for the treatment of herpes; and nikkomycin Z, an oral antifungal for the treatment of endemic mycoses. Shaman also has an active Type II diabetes program which served as the basis for its collaborations for the development of its diabetes drugs with Lipha s.a., a wholly owned subsidiary of Merck KGaA, Darmstadt, Germany and with Ono Pharmaceutical Co., Ltd. of Japan.

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Note:  Virend(R) and Provir(TM) are trademarks of Shaman Pharmaceuticals, Inc.

This press release contains, among other things, certain statements of a forward-looking nature relating to Shaman's ability to advance its clinical development and research programs. Such statements involve a number of risks and uncertainties including the timing and results of preclinical and clinical studies and determinations by the U.S. Food and Drug Administration, as well as the Risk Factors listed in the Company's SEC filings including, but not limited to, those contained in Shaman Pharmaceuticals, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. These filings are available upon request at 650/952-7070.





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          DATA FROM SHAMAN'S PHASE II DOUBLE-BLIND, PLACEBO-CONTROLLED
                               AIDS DIARRHEA STUDY

        Data from 51 evaluable patients indicate that Provir showed improvement in treating AIDS-related diarrhea in the primary variables of reduction in stool weight and abnormal stool frequency. A multivariate analysis of the treatment effect over four days based on evaluation of daily measurements indicated that patients treated with Provir experienced a statistically significant reduction in stool weight (p=0.018), and a reduction in abnormal stool frequency (p=0.047) when compared with a placebo.

        The Provir treated group (26/51 evaluable patients) experienced a mean reduction from baseline stool weight of 451.3 grams by day four of treatment versus a mean reduction from baseline stool weight of 150.7 grams for the same measurement period (p=0.14) in patients receiving placebo (25/51 evaluable patients). Provir-treated patients also experienced a reduction in abnormal stool frequency from a mean of 5.2 abnormal stools in 24 hours to a mean of 2.2 abnormal stools at day four compared with a reduction in abnormal stool frequency from 5.2 abnormal stools in 24 hours to 3.1 abnormal stools at day four in placebo treated patients (p=0.26).

        The study did not achieve statistical significance for Provir in subjective patient assessments of gastrointestinal symptoms associated with diarrhea. However, the study did achieve statistically significant results (p=0.035) for a measurement of relief, defined as the maximum time between abnormal stools.

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